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                                                                    Exhibit 16.1


August 10, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K dated August 10, 2004 of Black Box Corporation and are in agreement with the statements contained in paragraphs 1, 2, 4, 5 and 6 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning the reportable event (as defined in Regulation S-K Item 304 (a)(1)(v)), as disclosed in Item 9A of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004, included in the fifth paragraph on page 2 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 2004 financial statements.


                                                      /s/  Ernst & Young LLP
                                                      Ernst & Young LLP